Exhibit 99.1

Oncorus Announces Details of Upcoming ONCR-177 Phase 1 Initial Clinical Data Presentation at the Society for Immunotherapy of Cancer’s (SITC) 2021 Annual Meeting

-- Company to host conference call and webcast on Friday, November 12, 2021 at 8:30 a.m. ET --

CAMBRIDGE, Mass., November 9, 2021 – Oncorus, Inc. (Nasdaq: ONCR), a viral immunotherapy company focused on driving innovation to transform outcomes for cancer patients, today announced details of its upcoming presentation of initial data from the ongoing Phase 1 dose escalation and expansion clinical trial of ONCR-177 at the upcoming Society for Immunotherapy of Cancer’s (SITC) 36th Annual Meeting, taking place November 12–14, 2021 in Washington, D.C. and virtually. ONCR-177, Oncorus’ lead product candidate built on the company’s oncolytic Herpes Simplex Virus (HSV) platform, is an intratumorally administered viral immunotherapy being developed for the treatment of multiple solid tumor indications.

Poster Presentation Details:

Title: Initial results of a Phase 1 study of intratumoral ONCR-177, an oncolytic herpes-simplex virus-1 expressing five immunomodulatory transgenes, in subjects with advanced injectable tumors

Presenter: Jong Park, M.D., Instructor, Medicine, Harvard Medical School and Assistant, Medicine, Massachusetts General Hospital

Abstract #: 511

Location: Poster Hall at the Walter E. Washington Convention Center

Date and Time: November 12–14th from 7:00 a.m.– 8:30 p.m. ET

An e-version of the poster will be available on Oncorus’ website, in the Publications & Presentations section, as of 7:00 a.m. ET on Friday, November 12th.

The submitted abstract reflects a data cut-off date of June 28, 2021, whereas the poster presentation will reflect a data cut-off date of November 1, 2021. Additional data will be presented on several evaluable patients treated with ONCR-177 monotherapy at the recommended Phase 2 dose since the June cut-off date.

Conference Call and Webcast Information
Oncorus will host a conference call and live webcast with slides and Q&A on Friday, November 12th at 8:30 a.m. ET. Igor Puzanov, M.D., MSCI, FACP, who serves as Director of Center for Early Phase Clinical Trials, Senior Vice President of Clinical Investigations, and Chief of the Melanoma Section, at the Roswell Park Comprehensive Cancer Center in Buffalo, New York, will join Oncorus management for the call. Dr. Puzanov is also participating as an investigator in the ONCR-177 Phase 1 clinical trial.

To participate in the conference call, please dial (833) 614-1530 (domestic) or (520) 809-9930 (international) and refer to conference ID 8556488. A live webcast of the presentation will be available at https://investors.oncorus.com/. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Oncorus’ website for 30 days following the call.

About Oncorus

At Oncorus, we are focused on driving innovation to deliver next-generation viral immunotherapies to transform outcomes for cancer patients. We are advancing a portfolio of intratumorally (iTu) and intravenously (IV) administered viral immunotherapies for multiple indications with significant unmet need based on our oncolytic Herpes Simplex Virus (HSV) Platform and Synthetic viral RNA (vRNA) Immunotherapy Platform.

Designed to deliver next-generation viral immunotherapy impact, our HSV Platform improves upon key characteristics of this therapeutic class to enhance systemic activity. Our lead HSV program, ONCR-177, is designed to be directly administered into a tumor, resulting in high local concentrations of the therapeutic agent and its five encoded transgenes, as well as low systemic exposure to the therapy, which could limit systemic toxicities. Our pioneering Synthetic vRNA Immunotherapy Platform involves a highly innovative, novel combination of RNA- and oncolytic virus-based modalities designed to realize the potential of RNA medicines for cancer. Our lead IV-administered Synthetic vRNA Immunotherapy clinical candidates, ONCR-021 and ONCR-788, are both currently in IND-enabling studies.

Please visit www.oncorus.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the clinical development of ONCR-177, including expectations regarding timing for reporting additional data from the ongoing Phase 1 clinical trial of ONCR-177, as well as the product candidate’s therapeutic potential and clinical benefits and the utility and potential of Oncorus’ HSV Platform. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that the results of preclinical studies and early results from clinical trials may not be predictive of future clinical trial results; the impact of COVID-19 on Oncorus’ operations and the timing and anticipated results of its ongoing and planned clinical trials; Oncorus’ ability to successfully demonstrate the safety, tolerability and efficacy of ONCR-177, ONCR-021 and ONCR-788, or any future product candidates, and obtain regulatory approval thereof; Oncorus’ ability to obtain the requisite components for its product candidates manufactured in accordance with regulatory requirements; the expansion of Oncorus’ in-house manufacturing capabilities; the adequacy of Oncorus’ cash resources and availability of financing on commercially reasonable terms; and Oncorus’ ability to obtain, maintain and protect its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Oncorus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 10, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that Oncorus makes with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the

Investors section of Oncorus’ website at http://investors.oncorus.com. Any forward-looking statements represent Oncorus’ views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Oncorus explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Media Contact:

Liz Melone

liz@scientpr.com

Investor Contact:

Stern Investor Relations

Julie Seidel

Julie.seidel@sternir.com